EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations:	Media Relations:
Jeffrey Goldberger / Yemi Rose	Constantine Theodoropulos
KCSA Strategic Communications	Basepair Communications
212-896-1249 / 212-896-1233	617-292-7319
jgoldberger@kcsa.com / yrose@kcsa.com	Constantine@basepaircomm.com

Rexahn Receives Acceptance of Compliance Plan by NYSE Amex

Rockville, Md., May 5, 2009 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN) (the “Company”), reported that its compliance plan, submitted on March 23, 2009, has been accepted by the NYSE Amex (the “Exchange”).

On February 24, 2009, Rexahn received notice from the Exchange staff indicating that the Company was considered to be noncompliant with certain listing requirements due to net losses in its five most recent fiscal years with equity below $6 million, as set forth in Section 1003(a)(iii) of the Company Guide as described in the Company’s report on Form 8-K, which was filed on February 27, 2009 with the SEC.

The notification on February 24, 2009 had no current effect on the listing of the Company’s shares on the exchange. Rather, the Company was afforded the opportunity to submit a proposed plan to the Exchange by March 24, 2009 (the “Plan”), addressing how it intends to regain compliance of the Company Guide within a maximum of 18 months.  The Company submitted its Plan on March 23, 2009.

On May 4, 2009, the Exchange notified Rexahn that it has determined the Company has made a reasonable demonstration of its ability to regain compliance with the continued listing standards and has accepted the Plan. The Exchange has decided to grant Rexahn an extension until August 24, 2010 for the Company to regain compliance with the continued listing standards.

The Company will be subject to periodic review by the Exchange staff during the extension period covered by the Plan. Failure to make progress consistent with the Plan within the appropriated time periods could result with the Exchange staff initiating delisting proceedings.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. For more information please visit www.rexahn.com

Safe Harbor
This press release contains forward-looking statements. Rexahn’s actual results may differ materially from anticipated results, and expectations expressed in these forward-looking statements, as a result of certain risks and uncertainties, including Rexahn’s lack of profitability, and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn’s development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn’s product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn’s claims; demand for and market acceptance of Rexahn’s drug candidates; Rexahn’s reliance on third party researchers and manufacturers to develop its product candidates; Rexahn’s ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. Rexahn assu